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NORDSTROM                                                      Exhibit 99.1

For Immediate Release
------------------------
May 19, 2003
                                                              INVESTOR CONTACT:
                                                               Stephanie Allen
                                                               Nordstrom, Inc.
                                                                 (206)303-3262
                                                                 MEDIA CONTACT:
                                                             Shasha Richardson
                                                               Nordstrom, Inc.
                                                                 (206)373-3038

                NORDSTROM REPORTS FIRST QUARTER EARNINGS
              --------------------------------------------

     SEATTLE - May 20, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $27.2 million, or $0.20 per diluted share, for the first quarter of 2003, which ended May 3, 2003. For the same period last year, net loss and loss per diluted share were $24.6 million and $0.18, respectively. Excluding $55.0 million (net of tax) in non-recurring and impairment charges related to the cumulative effect of an accounting change and the purchase of a minority interest in Nordstrom.com and associated reintegration costs(1), first quarter 2002 net earnings and earnings per diluted share were $30.4 million and $0.22, respectively. Below plan sales and higher than expected markdowns drove the
10.8 percent decrease in earnings for the quarter, excluding non-recurring and impairment charges.
     Net sales for the first quarter of 2003 increased 3.5 percent, to $1.3 billion, compared to sales of $1.2 billion in the same period last year.
First quarter 2003 same-store sales decreased 1.4 percent.
     "Despite the challenging retail environment, we are encouraged by our relative sales performance this past quarter and are working diligently to continue to build market share," commented President Blake Nordstrom. "We remain focused on our core initiatives of achieving sustained same-store sales increases through service and merchandise, integrating new technology and reducing expenses, as these are the key drivers of future performance improvement."

EXPANSION UPDATE
----------------
     During the first quarter of 2003 Nordstrom opened one full-line store, in Houston, TX. For the remainder of the year ending January 31, 2004, the company plans to open three full-line stores, in Austin, Texas; Richmond, Va.; and Wellington Green, Fla. Two additional Rack stores are also planned. Gross square footage for the year is expected to increase approximately 4.0 percent, from 18,428,000 to 19,089,000.

GAAP SALES PERFORMANCE
----------------------
     The additional information we are providing in this section is to Comply with the Securities and Exchange Commission's newly issued Regulation G. The company converted to a 4-5-4 Retail Calendar at the beginning of 2003. Sales performance numbers included in this
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press release have been calculated on a comparative 4-5-4 basis.  The company believes that adjusting out these three additional days provides a more comparable basis (4-5-4 vs 4-5-4) from which to evaluate sales performance in the first quarter.


SALES RECONCILIATION ($M)
-------------------------

                                      1Q03          1Q02
                                     4-5-4     Gregorian      Dollar    Total    Comp
                                  calendar      calendar    Increase    Sales    Sales
                                  --------     ---------    --------    -----    -----
Number of Days Reported GAAP          92            89

         Reported GAAP Sales     $1,343.5      $1,245.8       $97.7      7.8%     2.7%

    Less Feb 1-2, 2002 sales                     ($31.0)

    Plus May 1-4, 2002 sales                      $65.6

      Less Feb 1, 2003 sales       ($18.2)
                                  -------       -------
        Reported 4-5-4 sales     $1,325.3      $1,280.4       $44.9      3.5%    (1.4%)
                                  -------       -------
         4-5-4 Adjusted Days          91            91


2003 OUTLOOK
------------
    The Company is providing the following 2003 forecasts:

                                      2nd Quarter 2003       Full-Year 2003
                                      ----------------       --------------
Comp-store Sales                            Flat                  Flat
Gross Profit (%)                            Flat                  Flat
Selling, General and
    Administrative Expense (%)        Slightly higher             Flat
Service Charge Income                       Flat          Increase $6-10 million
Interest Expense                            Flat                  Flat
Effective Tax Rate                           39%                   39%
Earnings per Share                     $0.35 - $0.40          $1.19 - $1.23
Square footage growth                                               4%



CONFERENCE CALL INFORMATION:
----------------------------
Company management will be hosting a conference call and webcast to discuss first quarter results at 4:30pm (EDT) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 888-568-0719. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

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Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 143 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 89 full-line stores, 47 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 24 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

     Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.

                                 NORDSTROM, INC.
                   CONSOLIDATED STATEMENTS OF EARNINGS - 1st Quarter
                  --------------------------------------------------
(unaudited;  amounts in thousands, except per share data and percentages)

                             Quarter    % of sales     Quarter     % of sales
                                     ended    (except as       ended     (except as
                                    5/3/03     indicated)    4/30/02      indicated)
                                    ------     ---------      ------      ---------
Net sales                       $1,343,539       100.0     $1,245,761      100.0
Cost of sales and related
  buying & occupancy              (888,458)      (66.1)      (823,088)     (66.1)
                                  --------                   --------
Gross profit                       455,081        33.9        422,673       33.9
Selling, general and
   administrative expenses        (426,030)      (31.7)      (386,084)     (31.0)
                                  --------                   --------
Operating income                    29,051         2.2         36,589        2.9
Interest expense, net              (20,228)       (1.5)       (20,049)      (1.6)
Minority interest purchase               -          -         (42,047)      (3.4)
Service charge income
   and other, net                   35,632         2.6         33,304        2.7
                                  --------                   --------
Earnings before income taxes
   and cumulative effect of
   accounting change                44,455         3.3          7,797        0.6

Income tax expense                 (17,300)      (38.9)(2)    (19,010)    (243.8)(2)
                                  --------                    --------
Earnings (loss) before cumulative
   effect of accounting change      27,155         2.0        (11,213)      (0.9)
Cumulative effect of accounting
   change (net of tax)                   -          -         (13,359)      (1.1)
                                  --------                    --------
Net earnings (loss)              $  27,155         2.0     $  (24,572)      (2.0)
                                  --------                    --------
Earnings (loss) per share
       Basic                       $  0.20                   $  (0.18)
       Diluted                     $  0.20                   $  (0.18)




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ADDITIONAL DATA
----------------
Average number of shares outstanding
       Basic                       135,578                    134,702
       Diluted                     135,798                    134,702



(1) Net earnings excluding non-recurring and impairment charges is the sum of net loss of $24,572, the cumulative effect of accounting change of $13,359 (net of tax) and the minority interest purchase and reintegration costs of $41,657 (net of tax).

(2) Percent of earnings before income taxes. For first quarter 2002, income tax expense as a percent of earnings before income taxes is higher than Nordstrom's effective tax rate as the Company did not recognize a tax benefit from certain costs related to the minority interest purchase.